Exhibit 99.1

Contact: Max Shevitz President Tel. 703/925-5590 Email. max_shevitz@learningtree.com	FOR IMMEDIATE RELEASE

LEARNING TREE INTERNATIONAL ANNOUNCES FOURTH QUARTER & FY 2012 RESULTS

RESTON, Va., December 18, 2012 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its fourth quarter and full fiscal year 2012, which ended September 28, 2012.

In its fourth quarter of fiscal year 2012, Learning Tree reported revenues of $32.1 million, loss from operations of $4.1 million, and net loss of $4.8 million or $0.37 per share. These results compare with revenues of $34.3 million, income from operations of $2.9 million, and net income of $1.6 million or $0.12 per share in its fourth quarter of fiscal year 2011.

For the full fiscal year 2012, Learning Tree reported revenues of $129.0 million, loss from operations of $6.9 million, and net loss of $11.9 million or $0.89 per share. These results compare with revenues of $133.8 million, income from operations of $5.2 million, and net income of $3.2 million or $0.24 per share for fiscal year 2011.

“In response to weak economic conditions which continue to affect our major markets, we remain focused on improving our operations,” said Learning Tree President Max Shevitz. “The losses we experienced reflect our investments in making those improvements. We are excited about these investments and their role in the company’s future as we fulfill our mission to assist our corporate and government customers by providing their IT professionals and managers with new knowledge and skills that improve their on-the-job productivity and capability.”

Webcast

An investor conference call to discuss fourth quarter and full fiscal year 2012 results is scheduled for 4:30 p.m. (EST) December 18, 2012. Interested parties may access the conference call by via live webcast at: www.learningtree.com/investor. The webcast will be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

# # #

Release Summary: Learning Tree International announced today its revenues and results of operations for its fourth quarter and full fiscal year 2012, which ended September 28, 2012.

1-888-THE-TREE (843-8733) | www.learningtree.com

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Revenues	$32,089	$34,290	$129,047	$133,782
Cost of revenues	16,986	15,119	62,820	61,641

Gross profit	15,103	19,171	66,227	72,141

Operating expenses:
Course development	2,398	1,802	8,754	7,493
Sales and marketing	9,477	7,300	35,054	30,836
General and administrative	7,358	7,145	29,367	28,565

Total operating expenses	19,233	16,247	73,175	66,894

Income (loss) from operations	(4,130)	2,924	(6,948)	5,247
Other income (expense), net	(237)	93	(73)	105

Income (loss) before provision for income taxes	(4,367)	3,017	(7,021)	5,352
Provision for income taxes	482	1,387	4,890	2,110

Net income (loss)	$(4,849)	$1,630	$(11,911)	$3,242

Income (loss) per share—diluted	$(0.37)	$0.12	$(0.89)	$0.24

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	September 28, 2012	September 30, 2011
Cash and cash equivalents	$25,784	$40,293
Available for sale securities	6,131	2,352
Trade accounts receivable, net	16,831	18,220
Prepaid expenses and other	8,552	6,373

Total current assets	57,298	67,238
Depreciable assets, net and other	31,748	34,914

Total assets	$89,046	$102,152

Accounts payable and accrued liabilities	$20,264	$16,893
Deferred revenues	31,899	34,572

Total current liabilities	52,163	51,465
Other	12,377	12,936

Total liabilities	64,540	64,401

Stockholders’ equity	24,506	37,751

Total liabilities and stockholders’ equity	$89,046	$102,152